Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-74026, No. 333-52180, No. 333-42892, and No. 333-37196) of OpenTV Corp. of our report dated March 8, 2002 relating to the financial statements of Wink Communications, Inc., which appears in the Current Report on Form 8-K/A of OpenTV Corp.

PricewaterhouseCoopers LLP

San Jose, California
December 6, 2002